                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                               GETTY REALTY CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock,
                           par value $0.01 per share
                                      and
         Series A Participating Convertible Redeemable Preferred Stock,
                           par value $0.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                          374297 10 9 and 374297 20 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 15 Pages

CUSIP No. 374297 10 9 and 374297 20 8          13G            Page 2 of 15 Pages
--------------------------------------------------------------------------------
COMMON STOCK
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Howard B. Safenowitz
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
                           5      Sole Voting Power
    Number of
                                  142,789
                           -----------------------------------------------------
      Shares               6      Shared Voting Power
                                  2,135,562 (disclaims beneficial ownership of
                                  2,025,801 of these shares except to the extent
    Beneficially                  of his pecuniary interest in the owner of such
                                  shares and disclaims beneficial ownership of
                                  an additional 11,523 shares)
     Owned by              -----------------------------------------------------
                           7      Sole Dispositive Power

       Each                       142,789
                           -----------------------------------------------------
     Reporting             8      Shared Dispositive Power
                                  2,135,562 (disclaims beneficial ownership of
                                  2,025,801 of these shares except to the extent
    Person With                   of his pecuniary interest in the owner of such
                                  shares and disclaims beneficial ownership of
                                  an additional 11,523 shares)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        2,278,351
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        10.2 %
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No. 374297 10 9 and 374297 20 8          13G            Page 3 of 15 Pages

------------------------------------------------------------------------------
SERIES A PARTICIPATING CONVERTIBLE REDEEMABLE PREFERRED STOCK
------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Howard B. Safenowitz
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
                           5       Sole Voting Power
    Number of
                                   54,434
     Shares                -----------------------------------------------------
                           6       Shared Voting Power
                                   315,292 (disclaims beneficial ownership of
   Beneficially                    289,156 of these shares except to the extent
                                   of his pecuniary interest in the owner of
                                   such shares)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        54,434
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power
                                   315,292 (disclaims beneficial ownership of
                                   289,156 of these shares except to the extent
    Person With                    of his pecuniary interest in the owner of
                                   such shares)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        369,726
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        12.8%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No. 374297 10 9 and 374297 20 8          13G            Page 4 of 15 Pages
--------------------------------------------------------------------------------
COMMON STOCK
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                Safenowitz Family Corp.        95-4641242
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
    Number of              5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
                           6       Shared Voting Power
   Beneficially
                                   2,025,801 (disclaims beneficial ownership of
                                   such shares)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   2,025,801 (disclaims beneficial ownership of
    Person With                    such shares)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        2,025,801
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        9.0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP No. 374297 10 9 and 374297 20 8          13G            Page 5 of 15 Pages
--------------------------------------------------------------------------------
SERIES A PARTICIPATING CONVERTIBLE REDEEMABLE PREFERRED STOCK
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Safenowitz Family Corp.         95-4641242
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   289,156 (disclaims beneficial ownership of
                                   such shares)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power
                                   289,156 (disclaims beneficial ownership of
                                   such shares)
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        289,156
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        10.0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP No. 374297 10 9 and 374297 20 8          13G            Page 6 of 15 Pages
--------------------------------------------------------------------------------
COMMON STOCK
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        The Safenowitz Partners, LP         58-2431903
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        1,510,801
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,510,801
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   -0-
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,510,801
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        6.7%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP No. 374297 10 9 and 374297 20 8          13G            Page 7 of 15 Pages
--------------------------------------------------------------------------------
SERIES A PARTICIPATING CONVERTIBLE REDEEMABLE PREFERRED STOCK
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        The Safenowitz Partners, LP         58-2431903
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        289,156
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        289,156
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   -0-
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        289,156
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        10.0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP No. 374297 10 9 and 374297 20 8          13G            Page 8 of 15 Pages
--------------------------------------------------------------------------------

Item 1(a). Name Of Issuer:

         Getty Realty Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

         125 Jericho Turnpike, Suite 103
         Jericho, New York 11753

Item 2(a). Names of Persons Filing:

         (i)   Howard B. Safenowitz (as successor in interest to
               Milton Safenowitz)

         (ii)  Safenowitz Family Corp.

         (iii) The Safenowitz Partners, LP

Item 2(b). Address of Principal Business Office or, if none, Residence:

               Getty Realty Corp.
               125 Jericho Turnpike, Suite 103
               Jericho, New York 11753

Item 2(c).  Citizenship:

         California, for all

Item 2(d). Title of Class of Securities:

         Common stock, par value $0.01 per share, and

         Series A Participating Convertible Redeemable Preferred Stock, par value $0.01 per share

Item 2(e). CUSIP Numbers:

         374297 10 9 and 374297 20 8, respectively

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether filing person is a:

        (a) [ ] Broker or dealer registered under Section 15 of the Act
        (b) [ ] Bank as defined in Section 3(a)(6) of the Act
        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
        (d) [ ] Investment company registered under Section 8 of the Investment Company Act
        (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

CUSIP No. 374297 10 9 and 374297 20 8          13G            Page 9 of 15 Pages
--------------------------------------------------------------------------------

       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G)
       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4. Ownership

Common Stock

       (i)  Howard B. Safenowitz

            (a)   Amount Beneficially Owned:
                  As of December 31, 2001:  2,278,351 shares

            (b)   Percent of Class:  10.2%

            (c)   Number of shares as to which the person has:

                  (i)   sole power to vote or direct the vote:  142,789

                  (ii) shared power to vote or direct the vote: 2,135,562 (disclaims beneficial ownership of 2,025,801 of these shares except to the extent of his pecuniary interest in the owner of such shares and disclaims beneficial ownership of an additional 11,523 shares)

                  (iii) sole power to dispose or to direct the disposition of:
                  142,789

                  (iv)  shared power to dispose or to direct the disposition of:
                  2,135,562 (disclaims beneficial ownership of 2,025,801 of these shares except to the extent of his pecuniary interest in the owner of such shares and disclaims beneficial ownership of an additional 11,523 shares)

       (ii) Safenowitz Family Corp.

            (a)   Amount Beneficially Owned:
                  As of December 31, 2001:  2,025,801 shares

            (b)   Percent of Class:  9.0%

CUSIP No. 374297 10 9 and 374297 20 8          13G           Page 10 of 15 Pages
--------------------------------------------------------------------------------

            (c)   Number of shares as to which the person has:

                  (i)    sole power to vote or direct the vote:  -0-

                  (ii) shared power to vote or direct the vote: 2,025,801 (disclaims beneficial ownership of such shares)

                  (iii)  sole power to dispose or to direct the disposition of:
                  -0-

                  (iv) shared power to dispose or to direct the disposition of: 2,025,801 (disclaims beneficial ownership of such shares)

    (iii)   The Safenowitz Partners, LP

            (a)   Amount Beneficially Owned:
                  As of December 31, 2001:  1,510,801 shares

            (b)   Percent of Class:  6.7%

            (c)   Number of shares as to which the person has:

                  (i)    sole power to vote or direct the vote:  1,510,801

                  (ii)   shared power to vote or direct the vote:  -0-

                  (iii)  sole power to dispose or to direct the disposition of:
                  1,510,801

                  (iv) shared power to dispose or to direct the disposition of: -0-

Series A Participating Convertible Redeemable Preferred Stock

    (i)     Howard B. Safenowitz

            (a)   Amount Beneficially Owned:
                  As of December 31, 2001:  369,726 shares

            (b)   Percent of Class:  12.8%

            (c)   Number of shares as to which the person has:

                  (i)    sole power to vote or direct the vote:  54,434

                  (ii) shared power to vote or direct the vote: 315,292 (disclaims beneficial ownership of 289,156 of these shares except to the extent of his pecuniary interest in the owner of such shares)

                  (iii)  sole power to dispose or to direct the disposition of:
                  54,434

CUSIP No. 374297 10 9 and 374297 20 8          13G           Page 11 of 15 Pages
--------------------------------------------------------------------------------

                  (iv) shared power to dispose or to direct the disposition of: 315,292 (disclaims beneficial ownership of 289,156 of these shares except to the extent of his pecuniary interest in the owner of such shares)

    (ii)    Safenowitz Family Corp.

            (a)   Amount Beneficially Owned:
                  As of December 31, 2001:  289,156 shares

            (b)   Percent of Class:  10.0%

            (c)   Number of shares as to which the person has:

                  (i)    sole power to vote or direct the vote:  -0-

                  (ii) shared power to vote or direct the vote: 289,156 (disclaims beneficial ownership of such shares)

                  (iii) sole power to dispose or to direct the disposition of: -0-

                  (iv) shared power to dispose or to direct the disposition of: 289,156 (disclaims beneficial ownership of such shares)

    (iii)   The Safenowitz Partners, LP

            (a)   Amount Beneficially Owned:
                  As of December 31, 2001:  289,156 shares

            (b)   Percent of Class:  10.0%

            (c)   Number of shares as to which the person has:

                  (i)    sole power to vote or direct the vote:  289,156

                  (ii)   shared power to vote or direct the vote:  -0-

                  (iii) sole power to dispose or to direct the disposition of: 289,156

                  (iv) shared power to dispose or to direct the disposition of: -0-

Item 5. Ownership of Five Percent or Less of a Class.

        If this Schedule is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. [ ]

CUSIP No. 374297 10 9 and 374297 20 8          13G           Page 12 of 15 Pages
--------------------------------------------------------------------------------

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable.

Item 9. Notice of Dissolution of Group.

        Not applicable.

Item 10. Certification.

        Not applicable.

CUSIP No. 374297 10 9 and 374297 20 8          13G           Page 13 of 15 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 28, 2002                    /s/ Howard B. Safenowitz
                                            ------------------------
                                            Howard B. Safenowitz


Date:  February 28, 2002                    SAFENOWITZ FAMILY CORP.,
                                            a California corporation


                                            /s/ Howard B. Safenowitz
                                            ------------------------
                                            By: Howard B. Safenowitz
                                            Its: President


Date:  February 28, 2002                    THE SAFENOWITZ PARTNERS, LP,
                                            a California limited partnership

                                            By:  SAFENOWITZ FAMILY CORP.,
                                                   a California corporation,
                                                   its general partner


                                            /s/ Howard B. Safenowitz
                                            ------------------------
                                            By: Howard B. Safenowitz
                                            Its: President

CUSIP No. 374297 10 9 and 374297 20 8          13G           Page 14 of 15 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                                           Page
Exhibit No.   Description                                                   No.
-----------   -----------                                                  ----

       99.1   Joint Filing Agreement, dated as of February 28, 2002, by
              and among Howard B. Safenowitz, Safenowitz Family Corp.
              and The Safenowitz Partners, LP..............................

CUSIP No. 374297 10 9 and 374297 20 8          13G           Page 15 of 15 Pages
--------------------------------------------------------------------------------

                                                                    EXHIBIT 99.1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock and Series A Participating Convertible Redeemable Preferred Stock of Getty Realty Corp. dated as of February 28, 2002, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities Exchange Act of 1934.



Date:  February 28, 2002                    /s/ Howard B. Safenowitz
                                            ------------------------
                                            Howard B. Safenowitz


Date:  February 28, 2002                    SAFENOWITZ FAMILY CORP.,
                                            a California corporation


                                            /s/ Howard B. Safenowitz
                                            ------------------------
                                            By: Howard B. Safenowitz
                                            Its: President


Date:  February 28, 2002                    THE SAFENOWITZ PARTNERS, LP,
                                            a California limited partnership

                                            By:  SAFENOWITZ FAMILY CORP.,
                                                   a California corporation,
                                                   its general partner


                                            /s/ Howard B. Safenowitz
                                            ------------------------
                                            By: Howard B. Safenowitz
                                            Its: President